Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 18, 2014 relating to the financial statements of Viveve, Inc., which appears in the Definitive Proxy Statement on Schedule 14A of PLC Systems Inc. filed on August 11, 2014 and incorporated by reference in the Current Report on Form 8-K/A of Viveve Medical, Inc. (formerly PLC Systems Inc.).

/s/ Burr Pilger Mayer, Inc.

San Jose, California

January 16, 2015